SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            October 17, 2000
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                            Merrill Lynch & Co., Inc.

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             (Exact Name of Registrant as Specified in its Charter)

  Delaware                        1-7182                        13-2740599
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(State or Other                 (Commission                (I.R.S. Employer
 Jurisdiction of                File Number)               Identification No.)
 Incorporation)

4 World Financial Center, New York, New York                      10080
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(Address of Principal Executive Offices)                       (Zip Code)

Registrant's telephone number, including area code:         (212) 449-1000
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          (Former Name or Former Address, if Changed Since Last Report)



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ITEM 5.  OTHER EVENTS
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Filed herewith is the Preliminary  Unaudited Earnings Summary for the three- and
nine-month   periods  ended  September  29,  2000  and  supplemental   quarterly
information for Merrill Lynch & Co., Inc. ("Merrill Lynch"), as contained in a press release dated October 17, 2000. The results of operations set forth therein for such periods are unaudited. All adjustments, consisting only of normal recurring accruals that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented, have been included. The nature of Merrill Lynch's business is such that the results for any interim period are not necessarily indicative of the results for a full year.

Preferred stockholders' equity, common stockholders' equity, long-term borrowings and preferred securities issued by subsidiaries as of September 29, 2000 were approximately $425 million, $16.7 billion, $66.6 billion, and $2.7 billion, respectively.

On October 17, Merrill Lynch reported third quarter net earnings of $885 million, its highest third quarter ever, up 53% from the $579 million earned in the same quarter a year ago. Earnings per common share were $1.09 basic and $0.94 diluted, compared with $0.75 basic and $0.67 diluted in the 1999 third quarter.

The pre-tax profit margin for the quarter was 21.3%, up significantly from the 16.9% achieved in the 1999 third quarter. Annualized return on average common equity was approximately 21.6%, compared with 20.2% in the third quarter a year ago.

Merrill Lynch's net earnings for the first nine months of 2000 were a record $2.9 billion, 53% higher than the corresponding 1999 period. The associated pre-tax margin of 21.5% is the highest for the first nine months of any year since 1993. Annualized return on average common equity was approximately 25.9% for the nine-month period, up from 23.5% in the same period last year.

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BUSINESS SEGMENT REVIEW:
------------------------

CORPORATE AND INSTITUTIONAL CLIENT GROUP (CICG)

CICG achieved solid results in a seasonally slow business environment. The group has concluded the combination with market-maker Herzog Heine Geduld, and is already beginning to realize the anticipated synergies.

     o Pre-tax earnings in the quarter were $839 million, up 35% from the 1999 third quarter, on net revenues of $2.8 billion, 13% greater than the 1999 third quarter. CICG's pre-tax margin in the quarter expanded to 30%, up five percentage points from 25% in the third quarter a year ago.

     o Year-to-date pre-tax earnings were a record $3.1 billion, up 55% from the first nine months of 1999. Year-to-date net revenues grew 32% from the comparable 1999 period, to $9.8 billion. CICG's year-to-date pre-tax margin was 32%, up from 27% in the first nine months of 1999.

     o Merrill Lynch retained its position as the leading underwriter of total debt and equity securities in both the US and global markets, with third-quarter market shares of 15.9% and 14.6%, respectively, according to Thomson Financial Securities Data.

     o Merrill Lynch posted a strong performance in equity origination, ranking #2 in global equity and equity-linked deals in the quarter with an 18.8% market share. Performance was strong in all regions, underscoring the strength and global capabilities of Merrill Lynch's equity markets franchise.

     o Much progress was made on other priority CICG initiatives: Merrill Lynch's expanding technology investment banking and research team executed several benchmark transactions. The firm continues to strengthen its private equity business and launched, with partners, a $300 million venture capital fund to invest primarily in mobile Internet ventures and technologies in Europe and North America. Important steps were also taken in the development of Merrill Lynch's Securities Services Division, already the largest clearer of US equities.


PRIVATE CLIENT GROUP

Results in the quarter reflect significant activity and the progress the group has made, which produced strong quarterly earnings gains.

     o Pre-tax earnings in the quarter grew to $402 million, up 44% from the third quarter of 1999 and up 37% from the second quarter of this year. The pre-tax margin in the quarter increased to 14%, led by major increases in our US business, up three percentage points from 11% in the third quarter of 1999.

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

     o Third-quarter expenses were reduced by $247 million, or 9%, from the preceding quarter, primarily as a result of lower volume-related transaction costs, reduced advertising spending, staff reductions and other actions taken to generate efficiencies. This overall decrease in expenses is after recording $70 million of compensation and benefits costs associated with the staff reductions.

     o Earnings momentum has clearly improved as a result of the actions taken during the third quarter. Year-to-date pre-tax profits were $1.2 billion, up 15% from last year.

     o Assets in client accounts were $1.8 trillion, including $1.6 trillion of assets in private client accounts, which were up 20% from the year-ago period. Net new money flows into private client accounts totaled $34 billion. Assets in asset-priced accounts continued to grow, to $218 billion. US bank deposits totaled $38 billion at the end of the third quarter.

     o Outside the US, Merrill Lynch's private client business is delivering year-over-year net revenue and asset growth that meet the company's 20% annual growth targets. Consistent with the firm's strategy in the US, Merrill Lynch's international financial consultants are focusing on providing advisory services to high net worth and ultra high net worth clients. Merrill Lynch's joint venture with HSBC will complement this strategy, by cost effectively serving the significant and growing number of affluent investors online.

     o Merrill Lynch continued to grow its worldwide financial consultant force, which increased by approximately 500 during the quarter to 20,100.

MERRILL LYNCH INVESTMENT MANAGERS (MLIM)

Merrill Lynch Investment Managers'quarterly earnings continued their upward trend.

     o Pre-tax earnings were $143 million, up $59 million from the third quarter of 1999 on net revenues of $604 million, up 18% from the 1999 third quarter. The pre-tax margin in the quarter expanded to 24%, up more than seven percentage points from the third quarter of 1999.

     o Year-to-date pre-tax earnings were $374 million, up 55% from the same period a year ago. Year-to-date net revenues grew 18% from the comparable period of 1999, to $1.8 billion. The year-to-date pre-tax margin was 21%, up from 16% in the first nine months of 1999.

     o Assets under management totaled $571 billion at quarter-end, including $29 billion associated with the defined asset fund business, which was transferred from the Private Client Group during the quarter.

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

     o MLIM products attracted $1.3 billion of net new money during the quarter. MLIM's focus on delivering strong investment performance worldwide is generating improved results and leading to a growing confidence in MLIM products. Seventy-nine percent of all MLIM retail products globally achieved year-to-date returns above median in their respective categories, while 69% of all MLIM institutional products globally achieved year-to-date returns greater than benchmark.

     o As part of MLIM's focus on streamlining non-core activities, the group has entered into a strategic alliance to outsource its US fund accounting function.

INCOME STATEMENT REVIEW:
------------------------

REVENUES

Net revenues rose 15% from the 1999 third quarter to $6.1 billion, primarily due to record asset management and portfolio service fees, and strong revenues from commissions and net interest.

Commission revenues were $1.6 billion, an increase of 12% from the 1999 third quarter, driven by increased trading of listed securities on exchanges outside the US and higher mutual fund sales.

Principal transaction net revenues increased 3% from the third quarter of 1999 to $1.2 billion. Increased equity derivative revenues offset a small decline in fixed income trading revenues.

Investment banking revenues were $858 million, a 10% decline from the strong third quarter a year ago, primarily as a result of lower strategic advisory service revenues associated with merger and acquisition activity.

Asset management and portfolio service fees rose 20% from the third quarter of 1999 to a record $1.4 billion. Assets in asset-priced accounts have increased significantly over the past 12 months, particularly those related to Unlimited Advantage(Service Mark) and Merrill Lynch Consults(Registered Trademark).

Other revenues reached a record $318 million as a result of gains from sales of private equity investments.

Net interest profit was $775 million, up $251 million from the third quarter a year ago. This increase was due to higher customer-lending balances and changes in the asset/liability mix.

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EXPENSES

Compensation and benefits expenses rose 13% from the 1999 third quarter to $3.1 billion, as increased profitability led to higher incentive compensation, but these expenses were down 10% from the 2000 second quarter. Compensation and benefits expenses were 51.2% of net revenues for the third quarter of 2000, compared with 52.0% in the 1999 third quarter. Compensation and benefits expenses include $70 million associated with the staff reductions in the US private client business.

Non-compensation expenses were virtually unchanged from the 1999 third quarter, and declined to 27.5% of net revenues from 31.1%. Compared with the second quarter, these expenses were down 12%. These decreases in the quarter were across all segments and every expense line.

The reduction in expenses results from actions taken across the firm, including the realignment and strengthening of the US private client business. Details on changes in non-compensation expenses include:

     o communications and technology expenses were $542 million, down 7% from the second quarter of 2000, primarily due to lower systems consulting costs, but up 11% from the third quarter of 1999.

     o occupancy and related depreciation was $250 million, slightly lower than the previous quarter and up 8% from the 1999 third quarter.

     o advertising and market development expenses declined 22% from the previous quarter to $205 million, due to lower spending on advertising and promotional programs. The 7% increase from the 1999 third quarter is a result of higher sales promotion and travel costs associated with increased business activity.

     o brokerage, clearing, and exchange fees were $206 million, a decrease of 12% from the second quarter of 2000 due to lower transaction volume, but an increase of 7% year-over-year, partially as a result of increased transaction volume.

     o professional fees were $147 million, down 13% from the 2000 second quarter due to reduced legal and consulting fees and virtually unchanged from a year ago.

     o goodwill amortization was $52 million in the third quarter of 2000. Other expenses were $290 million, 20% lower than the 2000 second quarter and 19% lower than the 1999 third quarter, due to a decline in provisions for various business matters.

Merrill Lynch's year-to-date effective tax rate was 30.8%, in line with prior quarters.

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Merrill Lynch may make or publish  forward-looking  statements  about management expectations, strategic objectives, business prospects, anticipated financial performance, and other similar matters. A variety of factors, many of which are beyond Merrill Lynch's control, could cause actual results and experience to differ materially from the expectations expressed in these statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and potential competitors, the effect of current and future legislation or regulation, and additional factors described in Merrill Lynch's 1999 Annual Report on Form 10-K, which is available at the SEC's website, www.sec.gov. Merrill Lynch undertakes no responsibility to update or revise any forward-looking statements.

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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
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        (c) Exhibits

            (99)  Additional Exhibits

                  (i)  Preliminary Unaudited Earnings Summary for the three- and
                       nine-month   periods   ended   September   29,  2000  and
                       supplemental information.

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                                    SIGNATURE
                                    ---------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                  MERRILL LYNCH & CO., INC.
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                                                         (Registrant)




                                            By: /s/ Thomas H. Patrick
                                                --------------------------------
                                                    Thomas H. Patrick
                                                    Executive Vice President and
                                                    Chief Financial Officer

Date:  October 17, 2000






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                                  EXHIBIT INDEX
                                  -------------

Exhibit No.     Description                                             Page
-----------     -----------                                             ----

(99)            Additional Exhibits

                (i) Preliminary  Unaudited  Earnings  Summary for
                    the three- and nine-month periods ended
                    September 29, 2000 and supplemental information.    11-16

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